February 28, 2002                               Registration No. 333-29885
Prospectus Supplement No. 10                    Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated June 24, 1997      and Rule 424(c)

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                          PROSPECTUS SUPPLEMENT NO. 10
                                       to
                     RE-OFFER PROSPECTUS DATED JUNE 24, 1997

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                       HUNGARIAN TELEPHONE AND CABLE CORP.

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         The following information updates the "Selling Stockholders" section, in its entirety, of the re-offer prospectus dated June 24, 1997 as supplemented (the "Prospectus") covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.'s 1992 Incentive Stock Option Plan, as amended, Non-Employee Director Stock Option Plan, or certain employment agreements between Hungarian Telephone and Cable Corp. and certain persons. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-29885.

         The "Selling Stockholders" section is updated and restated in its entirety as follows:

                              SELLING STOCKHOLDERS

         The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to either the Incentive Plan or the Director Plan or certain of some of their individual employment agreements.

         The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                                                       Shares
                                    Shares             Shares          Owned
                                    Owned Prior        Offered         After
Name and Title                      to Offering        Hereby          Offering         Percent
------------------------------------------------------------------------------------------------------
Francis J. Busacca, Jr.             41,990              39,990             2,000            *
former Chief Financial Officer

Frank R. Cohen                      81,750              56,750            25,000            *
former Director, Chief
Financial Officer and
Treasurer

Soren Eriksen
Former Director                      2,271               2,271                 0            *
                                                                                         (continued)

                                                                       Shares
                                    Shares             Shares          Owned
                                    Owned Prior        Offered         After
Name and Title                      to Offering        Hereby          Offering         Percent
------------------------------------------------------------------------------------------------------
Daryl A. Ferguson                   15,413              10,000          5,413               *
Director

Thomas Gelting                       1,284               1,284              0               *
Director

Ole Finderup                         5,000               5,000              0               *
Manager

Robert Genova                      303,247             247,247         56,000               *
former Director, President
and Chief Executive Officer

Torben V. Holm                      10,000              10,000              0               *
Director

William McGann                      37,200              36,000          1,200               *
Controller

James G. Morrison                   82,500              82,500              0               *
former Director, President
and Chief Executive Officer

Andrew E. Nicholson                 34,400              34,400              0               *
former Senior Vice President

Peter T. Noone                      82,600              82,500            100               *
General Counsel

John B. Ryan                        36,000              35,000          1,000               *
Director

William E. Starkey                  30,000              30,000              0               *
Director

Leonard Tow                         10,000              10,000              0               *
Director

Daniel R. Vaughn                    20,000              20,000              0               *
former Vice President
                             ------------------------------------------------
                                   793,655             702,942         90,713

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*     Represents as to each Selling Stockholder less than 1% of the shares of
      Common Stock outstanding.

Note: 50,600 of such shares previously offered were subsequently sold. The remaining 392,955 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by certain of the officers and directors listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.

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  The date of this Re-Offer Prospectus Supplement No. 10 is February 28, 2002.